                                                                    EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY
100 E. PATTERSON STREET
TECUMSEH, MI  49286
PRESS RELEASE

TECUMSEH PRODUCTS COMPANY REPORTS THIRD QUARTER 2004 NET INCOME OF $0.67 PER
SHARE

Tecumseh, Michigan, October 28, 2004 .... Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2004 third quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.




CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                            Three Months Ended          Nine Months Ended
   (Dollars in millions except per share amounts)                              September 30,              September 30,
                                                                         ----------------------       ----------------------
                                                                            2004         2003           2004         2003
                                                                         ----------     -------       --------     ---------
NET SALES                                                                    $478.6      $438.5       $1,439.8     $1,394.7
   Cost of sales and operating expenses                                       403.4       379.7        1,245.3      1,212.7
   Selling and administrative expenses                                         49.6        37.2          145.4        123.3
   Restructuring charges, impairments and other items                           2.0        (3.3)           5.6         38.8
                                                                         ----------     -------       --------     ---------
OPERATING INCOME                                                               23.6        24.9           43.5         19.9
   Interest expense                                                            (5.3)       (6.8)         (16.5)       (18.3)
   Interest income and other, net                                               2.3         6.6           10.6         16.7
                                                                         ----------     -------       --------     ---------
INCOME BEFORE TAXES                                                            20.6        24.7           37.6         18.3
   Tax provision                                                                8.3         5.7           14.3          3.4
                                                                         ----------     -------       --------     ---------
NET INCOME                                                                    $12.3       $19.0          $23.3        $14.9
                                                                         ----------     -------       --------     ---------
BASIC AND DILUTED EARNINGS PER SHARE                                          $0.67       $1.03          $1.26        $0.81
                                                                         ----------     -------       --------     ---------
WEIGHTED AVERAGE SHARES (in thousands of shares)                             18,480      18,480         18,480       18,480
                                                                         ==========     =======       ========    ==========



     Consolidated net sales in the third quarter of 2004 increased to $478.6 million from $438.5 million in 2003. Consolidated net sales year-to-date 2004 amounted to $1,439.8 million compared to $1,394.7 million in the same period of 2003. The effects of foreign currency translation increased sales by $7.6 million in comparison to the third quarter 2003 and $24.7 million in comparison to the first nine months of 2003. Excluding the effects of currency translation, sales in the third quarter and year-to-date 2004 increased primarily due to increased sales in the Company's Compressor and Engine & Power Train businesses.

     Consolidated net income for the third quarter of 2004 amounted to net income of $12.3 million or $0.67 per share compared to net income of $19.0 million or $1.03 per share in the third quarter of 2003. Reported results for the third quarter 2004 included restructuring charges of $2.0 million ($1.3 million net of tax or $0.07 per share) resulting from the continuation of the previously announced program related to the North American Compressor and Electrical Components businesses, as well as a new program related to the Company's Indian compressor operations. During the quarter, the Company also gave recognition to the benefits created by the Medical Prescription Drug, Improvement and Modernization Act of 2003. The effect of adoption increased three month and nine month earnings by $0.7 million and $1.4 million or $0.04 and $0.08 per share, respectively. Third quarter 2004 net income also reflected a higher effective tax rate which resulted from changes in the full year estimate of the relationship of losses in foreign jurisdictions, where the Company does not recognize a related tax benefit, to worldwide pretax income as compared to the previous quarter's estimates.

     Included in reported results for the third quarter of 2003 was a net gain of $3.3 million ($2.1 million net of tax or $0.11 per share) resulting from the restructuring actions in the Engine & Power Train business announced in the second quarter of 2003. Third quarter results were also favorably impacted by several income tax related items. The resolution of prior years' federal income tax audits reduced the Company's currently payable provision for income taxes by $1.9 million or $0.10 per share. The Company's effective federal income tax rate was further reduced by adjustments to the provision for deferred taxes pertaining to unremitted earnings of foreign subsidiaries.

     Consolidated net income for the nine months ended September 30, 2004 amounted to $23.3 million or $1.26 per share compared to a $14.9 million or $0.81 per share for the same period in 2003. In addition to the 2004 third quarter charges noted above, reported results for the first nine months of 2004 included restructuring and asset impairment charges of $3.6 million ($2.3 million net of tax or $0.13 per share) from the previously announced actions involving the Compressor and Electrical Components businesses. In addition to the 2003 third quarter net gains from restructuring actions and the federal income tax-related items mentioned above, results for the first nine months of 2003 included a charge of $28.5 million ($18.2 million net of tax or $0.99 per share) related to the consolidation of operations in the Engine & Power Train business and a charge of $13.6 million ($8.7 million net of tax or $0.47 per share) recorded in the first quarter, related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility.

     Exclusive of these respective restructuring charges, impairments and other items, third quarter 2004 operating results improved from the respective 2003 period, primarily due to better results in the Compressor business offset by lower results in the Company's other businesses and higher corporate expenses, reflecting costs incurred in order to comply with the Sarbanes-Oxley Act of 2002. Nine month 2004 results were lower than the respective prior year period in all business segments.

COMPRESSOR BUSINESS

     Third quarter 2004 sales in the Company's compressor business increased by $25.1 million to $218.9 million from $193.8 million in the third quarter of 2003. The increase over the comparable quarter from the prior year was attributable to a favorable global market for compressor products sold into the original equipment markets of residential refrigerators and freezers and room air conditioners. Strong worldwide demand for small, high efficiency compressors used in refrigerators and freezers, such as those manufactured by the Company in Brazil and India, had a positive effect on volumes and pricing. Sales of compressors utilized in room air conditioning also increased, due in part to growth in exports from the Company's Indian operations. Alternatively, aftermarket volumes in North America were down from the prior year due to a mostly mild cooling season. The effect of foreign translation increased sales by $6.3 million.

     Compressor business sales in the first nine months of 2004 increased by $44.3 million, or approximately 7.1%, from the first nine months of 2003. The effects of foreign currency translation accounted for $16.6 million of the increase. In addition, declines in sales of compressors used in unitary air conditioning applications and aftermarket distribution in the U.S. were more than offset by higher levels of sales of compressors used in refrigeration and room air conditioning due to strong global demands.

     Compressor business operating income for the third quarter of 2004 amounted to $22.5 million compared to $15.5 million in the third quarter of 2003. The increase in operating income in 2004 versus the comparable 2003 quarter reflected the overall higher sales volumes in the quarter and cost cutting initiatives in North America, partially offset by increases in commodity costs that were not fully recovered through pricing actions. Operating income for the first nine months of 2004 amounted to $53.7 million compared to $55.9 million for the first nine months of 2003. The decrease in operating income for the first nine months of 2004 versus the comparable 2003 period reflected the impact of commodity price increases, an unfavorable exchange rate in Brazil, and rapidly falling prices in India from lower import duties.

ELECTRICAL COMPONENTS BUSINESS

     Electrical Components business sales were $102.1 million in the third quarter of 2004 compared to $101.5 million in the third quarter of 2003. Year-to-date 2004 sales amounted to $314.3 million compared to $315.8 million in the same period of 2003. Third quarter and year-to-date volume declines in gear motor and actuator sales were partially offset by higher sales to the automotive market and foreign currency-related increases in the Asian region.

     Electrical Components operating income for the third quarter of 2004 amounted to $3.5 million compared to $3.9 million in the third quarter of 2003. Segment operating profit year-to-date was $11.2 million compared to $11.5 million for the same period in 2003. The decline in third quarter operating income largely resulted from commodity cost increases. Year-to-date results were also impacted by warranty, response and expediting costs, incurred as a result of a product design change for an automotive segment customer. These costs were partially offset by the absence in 2004 of the $4.2 million write-up of FASCO inventory, recorded at December 31, 2002 in connection with purchase accounting that was subsequently recognized in cost of sales during the first quarter of 2003.

ENGINE & POWER TRAIN BUSINESS

     Engine & Power Train business sales amounted to $128.6 million in the third quarter of 2004 compared to $113.2 million in the third quarter of 2003. Sales year-to-date in 2004 were $356.9 million compared to $357.1 million in the same period of 2003. The increase in sales for the third quarter reflected strong, early season demand of engines used in snow blowers and an extended season for engines used in walk behind rotary lawn mowers. This third quarter improvement was offset by the year-to-date decline of sales volume in Europe.

     Engine & Power Train business operating income in the third quarter of 2004 amounted to $2.2 million compared to $3.3 million in the third quarter of 2003. Despite the increase in sales, higher commodity and freight costs negatively impacted quarter results. For the first nine months of 2004, the Engine & Power Train business incurred an operating loss of $11.2 million compared to an operating loss of $7.1 million in 2003. The decline in third quarter and year-to-date results reflected many factors including currency losses of $1.6 million on dollar-dominated borrowings in Brazil, start up costs and ramp up inefficiencies at the Curitiba, Brazil facility, the impact of increased commodity costs, reduced profitability at the European operations due to the lower sales volumes, and product rework involving engines produced in the Company's facility in the Czech Republic that was necessitated by defective parts received from a supplier. The declines were partially offset by the improvement in the operating results of the North American engine operations due to the cost reductions achieved with the closure of the Douglas, Georgia and Sheboygan Falls, Wisconsin facilities last year.

PUMP BUSINESS

     Pump business sales in the third quarter of 2004 amounted to $28.5 million compared to $29.7 million in third quarter of 2003. Year-to-date sales amounted to $102.5 million in 2004 compared to $100.6 million the previous year. The 4.4% decrease in third quarter sales was primarily attributed to lower sales of water gardening products as retailers worked down inventories. Year-to-date increases reflected robust sales in the plumbing markets due to wet spring weather and strong OEM demand in the HVAC market.

     Operating income amounted to $3.1 million in the third quarter of 2004 compared to $3.3 million in the same period in 2003. Operating income in the first nine months of 2004 was $11.3 million compared to $11.7 million in 2003. The slight decrease in operating income was primarily attributable to higher engineering, administrative and promotional costs.

RESTRUCTURING CHARGES, IMPAIRMENTS AND OTHER ITEMS

     Third quarter 2004 results included a reduction in workforce at one of the Company's Indian compressor facilities. The action affected approximately 100 employees at the cost of $1.0 million. Year-to-date 2004 results also included restructuring and impairment charges totaling $4.6 million related to previously announced facility consolidation actions affecting several of the Company's facilities in its North American Compressor and Electrical Components businesses.

     The consolidation actions within the Compressor business include a move of compressor machining and assembly operations from its Tecumseh, Michigan facility to its existing compressor facility located in Tupelo, Mississippi. In conjunction, aftermarket distribution operations located in Clinton, Michigan will be relocated to the Tecumseh facility. Charges related to the Compressor business action recognized during the third quarter included relocation costs of $0.3 million. With the asset impairment charges of $1.6 million recognized in the second quarter, year-to-date charges totaled $1.9 million. Additional severance and relocation costs, estimated to be approximately $1.2 million to $1.9 million, will be recognized during the fourth quarter of 2004 as the consolidation action is completed.

     Actions in the Electrical Components business include the closure of the Company's manufacturing facility in St. Clair, Missouri. Gear machining operations will be consolidated into the Company's Salem, Indiana facility and motor assembly operations will be consolidated into the Company's Piedras Negras and Juarez, Mexico facilities. Charges related to the Electrical Components business action recognized during the third quarter totaled $0.7 million and included $0.4 million of relocation costs incurred and employment related charges of $0.3 million. Total year-to-date costs of $2.7 million included asset impairment charges of $1.7 million and employment-related charges of $0.3 million recognized in the second quarter. Additional restructuring and impairment charges, estimated to be approximately $2.0 million to $3.1 million, will be recognized during the fourth quarter of 2004 as the plant closure and consolidation action is completed.

     Third quarter 2003 results were favorably affected by $3.3 million ($2.1 million net of tax or $0.11 per share) for net gains recognized pursuant to the restructuring actions announced in the second quarter involving the Engine & Power Train business. These actions included the closure of the Company's Douglas, Georgia and Sheboygan Falls, Wisconsin production facilities and the relocation of certain production capacities to the new Curitiba, Brazil facility and other existing U.S. locations. As a result of these actions, the Company incurred both charges and gains, which were recognized over the second and third quarters of 2003 in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," and SFAS No. 88 "Employer's Accounting for Settlements & Curtailments of Defined Benefit Pension Plans and Termination Benefits."

     As of September 30, 2003, the Company recognized $31.0 million in charges and $5.8 million in gains with respect to these restructuring actions. Included in the charges were approximately $7.5 million in earned severance pay and future benefit costs relating to manpower reductions, $3.2 million in plant closing and exit costs incurred through September 30, 2003, and $20.3 million in asset impairment charges for idled equipment and facilities. The amount of severance pay and future benefit costs mentioned above included $0.8 million in curtailment losses related to the pension plan at the Sheboygan Falls, Wisconsin facility. The gains represented curtailment gains associated with other post-employment benefits. Under U.S. GAAP, such gains were not recognizable until the affected employees were severed and, accordingly, were recorded in the third quarter of 2003.

     Under SFAS No. 146, severance payments that require future service to be received is accrued as earned and other costs are only recognized to the extent a liability has been incurred. Accordingly, $28.5 million and $2.5 million of the charges were recognized in the second and third quarters, respectively.

OUTLOOK

     The outlook for the balance of the year is subject to many variables which could significantly impact the Company's results. While the general economic climate is improving and past restructuring actions are providing positive contributions, the high level of commodity costs, weakness in the U.S. Dollar, and pricing pressures from Asian-based competition will challenge each of the Company's businesses in various ways making any predictions difficult. The Company mitigates only a portion of its exposure to future material price increases through forward contracts. Given the competitive nature of the industries in which the Company competes, the Company most likely will not be able to fully recover such cost increases through product pricing actions. The Company expects overall fourth quarter 2004 operating results to be lower than those of the fourth quarter 2003, excluding restructuring charges. Compressor segment results are expected to be improved over the prior year while other segments are expected to deteriorate.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)




                                                                          Three Months Ended            Nine Months Ended
    (Dollars in millions)                                                   September 30,                 September 30,
                                                                         --------------------          --------------------
                                                                           2004        2003              2004         2003
                                                                         -------     --------           ------       ------
NET SALES:
    Compressor Products                                                   $218.9       $193.8           $664.9       $620.6
    Electrical Components                                                  102.1        101.5            314.3        315.8
    Engine & Power Train Products                                          128.6        113.2            356.9        357.1
    Pump Products                                                           28.5         29.7            102.5        100.6
    Other (a)                                                                0.5          0.3              1.2          0.6
                                                                          ------       ------         --------     --------
         Total net sales                                                  $478.6       $438.5         $1,439.8     $1,394.7
                                                                          ======       ======         ========     ========
OPERATING INCOME:
    Compressor Products                                                    $22.5        $15.5            $53.7        $55.9
    Electrical Components                                                    3.5          3.9             11.2         11.5
    Engine & Power Train Products                                            2.2          3.3            (11.2)        (7.1)
    Pump Products                                                            3.1          3.3             11.3         11.7
    Other (a)                                                               (0.9)        (0.8)            (2.7)        (2.9)
    Corporate expenses                                                      (4.8)        (3.6)           (13.2)       (10.4)
    Restructuring charges, impairments and other items                      (2.0)         3.3             (5.6)       (38.8)
                                                                          ------       ------         --------     --------
         Total operating income                                             23.6         24.9             43.5         19.9
Interest expense                                                            (5.3)        (6.8)           (16.5)       (18.3)
Interest income and other, net                                               2.3          6.6             10.6         16.7
                                                                          ------       ------         --------     --------
INCOME BEFORE TAXES                                                        $20.6        $24.7            $37.6        $18.3
                                                                          ======       ======         ========     ========


 (a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                                                             SEPTEMBER 30,     December 31,
(Dollars in millions)                                                                            2004              2003
                                                                                             -------------     ------------
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                                                   $  272.9         $  344.6
    Accounts receivable, net                                                                       245.6            235.0
    Inventories                                                                                    344.1            298.2
    Deferred income taxes and other                                                                123.9            102.3
                                                                                                --------         --------
         Total current assets                                                                      986.5            980.1
  PROPERTY, PLANT AND EQUIPMENT -- NET                                                             536.7            554.6
  GOODWILL AND OTHER INTANGIBLES                                                                   308.1            317.5
  OTHER ASSETS                                                                                     262.8            253.6
                                                                                                --------         --------
         TOTAL ASSETS                                                                           $2,094.1         $2,105.8
                                                                                                ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                                                     $  177.4         $  172.4
    Short-term borrowings                                                                           53.1             89.6
    Accrued liabilities                                                                            193.0            172.6
                                                                                                --------         --------
         Total current liabilities                                                                 423.5            434.6
  LONG-TERM DEBT                                                                                   326.3            327.6
  DEFERRED INCOME TAXES                                                                             31.5             36.5
  PENSION AND POSTRETIREMENT BENEFITS                                                              231.3            233.3
  PRODUCT WARRANTY AND SELF-INSURED RISKS                                                           25.4             24.4
  ACCRUAL FOR ENVIRONMENTAL MATTERS                                                                 43.6             44.6
                                                                                                --------         --------
         Total liabilities                                                                       1,081.6          1,101.0
  STOCKHOLDERS' EQUITY                                                                           1,012.5          1,004.8
                                                                                                --------         --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $2,094.1         $2,105.8
                                                                                                ========         ========


CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                                                           Three Months Ended            Nine Months Ended
  (Dollars in millions)                                                       September 30,                 September 30,
                                                                         ---------------------         ---------------------
                                                                           2004         2003             2004         2003
                                                                         --------     --------         --------      -------
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE (B)                                                  $  990.5     $1,000.6         $1,004.8     $  978.9
Comprehensive income:
  Net income                                                                 12.3         19.0             23.3         14.9
  Other comprehensive income                                                 15.6          2.2              2.1         39.8
                                                                         --------     --------         --------      -------
Total comprehensive income                                                   27.9         21.2             25.4         54.7
Cash dividends declared                                                      (5.9)        (5.9)           (17.7)       (17.7)
                                                                         --------     --------         --------      -------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                                                         $1,012.5     $1,015.9         $1,012.5     $1,015.9
                                                                         ========     ========         ========     ========


(b) The June 30, 2004 Stockholder's Equity balance has been increased by $0.7 million from that previously reported to reflect the retroactive recognition of the effects of the Medical Prescription Drug, Improvement and Modernization Act of 2003, as permitted by the FASB Staff Position FAS 106-2.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                                      Nine Months Ended
(Dollars in millions)                                                                                   September 30,
                                                                                                  ------------------------
                                                                                                    2004            2003
                                                                                                  -------          -------
CASH FLOWS FROM OPERATING ACTIVITIES:
           Cash provided by operating activities                                                  $ 34.5           $ 43.1
                                                                                                  ------           ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition, net of cash acquired                                                       ---               10.6
  Capital expenditures                                                                             (55.6)           (66.0)
                                                                                                  ------           ------
           Cash used in investing activities                                                       (55.6)           (55.4)
                                                                                                  ------           ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                   (17.7)           (17.7)
  Decrease in borrowings, net                                                                      (35.4)           (36.2)
                                                                                                  ------           ------
           Cash used in financing activities                                                       (53.1)           (53.9)
                                                                                                  ------           ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                              2.5             13.6
                                                                                                  ------           ------
DECREASE IN CASH AND CASH EQUIVALENTS                                                              (71.7)           (52.6)
CASH AND CASH EQUIVALENTS:
  Beginning of period                                                                              344.6            333.1
                                                                                                  ------           ------
  End of period                                                                                   $272.9           $280.5
                                                                                                  ======           ======


CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation;
ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; and xiv) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the third quarter 2004 results on Thursday, October 28, 2004 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via Tecumseh Products Company's Internet web site at http://www.tecumseh.com.


     Contact:     Pat Walsh
                  Tecumseh Products Company
                  517-423-8455